EXHIBIT 23.07
                   [C.C. PACE LETTERHEAD]





October 11, 1996



Panda Interfunding Corporation
Panda Funding Corporation
c/o Panda Energy International, Inc.
4100 Spring Valley Road
Suite 1001
Dallas, Texas  75244

Re:  Fuel Consultant's Consent

Ladies and Gentlemen:

We consent to the use in the Prospectus constituting part of the registration statement on Form S-1 by Panda Interfunding Corporation and Panda Funding Corporation relating to the offering of Pooled Project Bonds, Series A-1 due 2012 by Panda Funding Corporation (the "Prospectus") of our report dated
July 2, 1996 entitled "Panda-Brandywine, L.P. Generating Facility Fuel Consultant's Report" (the "Report") and our Officer's Certificate of even date herewith related thereto, which are included as an Appendix to the Prospectus, and to the reference to us as experts under the heading "Experts-Independent Engineers and Consultants" in the Prospectus.

We also consent to the statements by ICF Resources, Incorporated in their reports included in the Prospectus, that they have relied on the Report and we authorize such reliance.

                              C.C. PACE RESOURCES, INC.


                              By: /s/  Daniel E. White
                              Daniel E. White

                              Title: Senior Vice President